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                         EMPLOYMENT AGREEMENT

                                BETWEEN

                          LIFE RE CORPORATION

                                  AND

                           CHRIS C. STROUP

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This EMPLOYMENT AGREEMENT (this "Agreement") is made effective as of the 1st day of June, 1996 (the "Effective Date") by and between Life Re Corporation, a Delaware corporation having its principal executive offices at 969 High Ridge Road, Stamford, Connecticut (hereinafter referred to as the "Company") and Chris C. Stroup (referred to as the "Executive").

                          W I T N E S S E T H

     WHEREAS, the Company wishes to assure itself of the continued services of the Executive, and the Executive is willing to continue in the employ of the Company, upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the Company and the Executive hereby agree as follows:

     1. Definitions. Unless defined elsewhere in this Agreement, terms that are capitalized will have the meanings set forth or incorporated by reference in paragraph 21 below.

     2. Employment. The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, during the term set forth in paragraph 3 below and on the other terms and conditions of this Agreement.

     3.    Term.   The term of this Agreement will commence on the Effective
Date and, subject to paragraph 10(b) below, will terminate on the third anniversary of the Effective Date. At least one year prior to the end of the term of this Agreement, the Company will provide the Executive with written notice of whether or not the Company will negotiate the renewal of this Agreement with the Executive.

    4.    Position, Duties and Responsibilities.

    (a) During the term of this Agreement, the Executive will serve as, and be elected to and hold the offices and title of, Executive Vice President and Chief Financial Officer. Executive's duties shall be the duties and responsibilities normally associated with such title. In such capacities, he will report to the Office of the Chairman of the Company.

    (b) Executive agrees to serve as a director of the Company, if elected; provided, however, this Section 4(b) will expire upon a Change in Control.

    (c) During the term of this Agreement, the Executive will devote such time to the affairs of the Company as is necessary to perform his duties and responsibilities under this Agreement. Nothing in this Agreement will preclude the Executive from devoting reasonable time to any other endeavors, provided any such endeavors do not interfere with his duties.

    5. Place of Performance. In connection with his employment by the Company, the Executive will not be required by the Company to be absent from Executive's home office on travel status or otherwise more than a reasonable time each year as necessary or appropriate for the performance of his duties hereunder.

    6. Compensation. During the term of this Agreement, the Company will pay the Executive and the Executive agrees to accept a base salary in the amount of not less than $350,000.00 per year, plus bonuses at such times and in such amounts as determined by the Compensation Committee of the Board of Directors, with increases in such amounts made in accordance with the Company's regular administrative practices of salary increases applicable to executives with comparable titles or responsibilities at comparable companies from time to time during the term of this Agreement (the annual base salary as


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increased from time to time during the term of this Agreement will hereinafter be referred to as the "Base Salary"); provided, however, that:

    (a) The Executive's Base Salary will be reviewed at least once each year by the Compensation Committee of the Board of Directors. In addition, the Executive will be considered for a bonus at least once each year under the Company's Annual Incentive Plan.

    (b) The Base Salary will be paid in installments no less frequent than semi-monthly.

    (c) Any increase in Base Salary or other compensation will not limit or reduce any other obligation of the Company hereunder and, once established at an increased specified rate, the Executive's Base Salary hereunder will not thereafter be reduced.

    (d) During the term of this Agreement, the Executive will be a full participant in the Company's 401(k) Plan, the Annual Incentive Plan, the Supplemental Executive Retirement Plan, and in any and all other plans in which similarly-situated employees of the Company or its subsidiaries participate, which programs are in effect on the date hereof or that may hereafter be adopted.

    (e) During the term of this Agreement, the Executive will be entitled to perquisites, including, without limitation, an office, secretarial and clerical staff, and fringe benefits (including, without limitation, free parking), in each case at least equal to, and on the same terms and conditions as, those attached to his office on the Effective Date, as well as to reimbursement of all reasonable expenses and disbursements incurred by him in the course of his duties.

    (f) Subject to the provisions of paragraph 6(g) below, the Executive, his dependents and beneficiaries will be entitled to all employee benefits and service credit for such benefits during the term of this Agreement to which similarly-situated employees of the Company or its subsidiaries, their dependents and beneficiaries are entitled as the result of such employment during the term of this Agreement under the terms of employee benefit plans and practices of the Company and its subsidiaries, including, without limitation, the Qualified Plan, the 401(k) Plan, the Company's life insurance plans, its disability benefit plans, its vacation and holiday pay plans, its medical, dental and welfare plans, and other present or successor employee benefit plans and practices of the Company and its subsidiaries for which similarly-situated employees of the Company or its subsidiaries are eligible, and to all payments and other benefits under any such employee benefit plan or practice subsequent to the term of this Agreement as a result of participation in such plan or practice during the term of this Agreement.

    (g) Any provision of paragraph 6(f) above to the contrary notwithstanding, following a Change in Control, for the remaining term of the Agreement the Executive, his dependents and beneficiaries will be entitled to employee benefits and service credit for benefits under the employee benefit plans and practices referred to in paragraph 6(f) above at least equal to those provided on the Effective Date, as the same may have been improved from time to time during the term of this Agreement. If and to the extent that such employee benefits and service credits are not payable or provided under such employee benefit plans or practices by reason of any amendment or termination thereof or otherwise, the Company itself will pay or provide therefor. To the extent any form of remuneration required under this Agreement is impermissible under the terms of any applicable plan or illegal under existing law, then the Company will provide an equivalent benefit directly to the Executive in another permissible manner.



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     (h)   If any payments or distributions to the Executive by the Company or any of its subsidiaries under this Agreement ("Payments") are subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and all income taxes and Excise Tax upon such Company payment shall be equal to the aggregate amount of the Payments. The determination of whether any Payments are subject to the Excise Tax shall be based on the opinion of either an accounting firm or tax counsel selected by the Company and reasonably acceptable to the Executive, the fees and expenses of such advisor being paid by the Company. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of income taxation applicable to any individual residing in the jurisdiction in which the Executive resides in the calendar year in which the Gross-Up Payment is to be made.

     In the event that the Excise Tax is subsequently determined by the Company and its advisor referred to in the first subparagraph of the paragraph 6(h) to be less than the amount taken into account under this paragraph 6(h) at the time of termination of the Executive's employment with the Company, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is so finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274 (b)(2)(B) of the Code.

     In the event that the Excise Tax is determined by the Company and its advisor referred to in the first subparagraph of the paragraph 6(h) to exceed the amount taken into account under this paragraph 6(h) at the time of the termination of the Executive's employment with the Company (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is so finally determined.

     The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments.
     (i) The Executive will be eligible to receive performance-based bonuses, payable at the same time as bonuses are paid under the Company's Long-Term Incentive Plan ("LTIP"). The bonuses to be paid to the Executive, if any, will be based on the achievement of certain performance goals established under the LTIP. Upon the occurrence of a "Triggering Event" (as defined in the LTIP) the Executive will be eligible and receive a bonus in an amount equal to the sum of:
     (ii) 0.22% of the amount involved in connection with a transaction which meets the criteria set forth in "Performance Goal A" (as defined in the LTIP);
     (iii) 0.22% of the amount involved in connection with the acquisition of a block of insurance in force which meets the criteria set forth in "Performance Goal B" (as defined in the LTIP); and
     (iv) 0.55% of the amount involved in connection with the recognition of capital gains by the Company upon the sale of an investment which meets the criteria set forth in "Performance Goal C" (as defined in the LTIP). No bonus will be payable to the Executive upon the completion of (i)the acquisition of Modern American Life Insurance Company and Western Pioneer Life Insurance Company or (ii) the completion of the reinsurance arrangement with United Insurance Company of America.

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     (j)   For purposes of the Supplemental Executive Retirement Plan (the
"SERP"), for the first five years of his employment by the Company, the Executive will be granted two years of service credit under the SERP for each actual year of full time employment.

     7.   Confidentiality; Noncompetition; Nonsolicitation.

     (a) The Executive agrees, subject to the Company's fulfilling its obligations during the term of this Agreement and to the payment by it of all amounts and benefits to which the Executive is entitled hereunder, that without the written consent of the Board of Directors he will not:
        (i) during the term of this Agreement or thereafter disclose or communicate to any person, firm or corporation any information not generally available to the public concerning any confidential information or trade secrets of the Company, except as may be reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder, and except for such disclosure as may be required or protected by law, court order or contract and except for such disclosure as the Executive believes in good faith would subject the Company, a subsidiary of the Company, the Executive, or another officer, director or employee of the Company or a subsidiary of the Company to civil or criminal liability or prosecution if not made; or
        (ii) during the term of this Agreement and for the one year period thereafter, (A) engage anywhere within a fifty mile radius of the areas in which the Company or its subsidiaries have an office at the time of termination of his employment, directly or indirectly, alone or as a principal, agent, partner, officer, director, employee or consultant of any organization that is primarily in the business of reinsuring life insurance risks and is in direct competition with the Company or its subsidiaries (the "Designated Industry"); (B) divert to any competitor of the Company or its subsidiaries in the Designated Industry any customer of the Company or its subsidiaries; or (C) solicit or encourage any officer or employee of the Company or its subsidiaries to leave his or her employment with the Company for employment with any competitor of the Company or its subsidiaries in the Designated Industry.

     (b) The Executive agrees that upon the actual or threatened breach or violation by him of the commitments and obligations contained in paragraph 7(a) above, the Company will be entitled to seek both preliminary and permanent injunctive relief, in any action or proceeding brought in an appropriate court having jurisdiction over the Executive, to restrain him from committing any violation of said commitments and obligations.

     (c) The Executive also agrees that upon leaving the Company's employ he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Board of Directors, any record or other document or property of the Company, its subsidiaries and affiliates, or any copy or reproduction thereof, mechanical or otherwise, which is of a confidential nature relating to the Company, its subsidiaries and affiliates, or, without limitation, relating to its or their methods of distribution, client relationships or marketing strategies, or which was obtained by him or entrusted to him during the course of his employment with the Company.

     8.   Termination of Employment.

     (a) The term of this Agreement will terminate upon the death of the Executive.

     (b) The Company may terminate the Executive's employment during the term of this Agreement for Cause as provided in subparagraph (i) below or in the event of Disability as provided in subparagraph (ii) below.


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        (I)   This Agreement will be considered terminated for
"Cause" only:

          (A) upon the willful failure of the Executive to comply with material insurance laws or regulations that has or is likely to result in substantial economic damage to the Company and that has not been cured to the reasonable satisfaction of the Board within thirty days; or

          (B) upon the proved fraud or dishonesty of the Executive that has or is likely to result in substantial economic damage to the Company; and in the case of each of clauses (A) and (B) above, the applicable conditions set forth in paragraph 8(e) below are satisfied.

        (ii) The term "Disability" as used in this Agreement means an injury or physical or mental illness which prevents the Executive from substantially performing his duties hereunder for six consecutive months within any twelve consecutive month period. Either the Compensation Committee of the Board or the Board may, upon consultation with a physician, determine whether the Executive has a Disability. The term of this Agreement will end as of the close of business on the last day of such six month period but without prejudice to any payments owed to the Executive in respect of disability under any plan or practice of the Company.

     (c) The Executive may terminate his employment with the Company during the term of this Agreement for Good Reason. For the purposes of this Agreement, "Good Reason" will mean (i) any breach by the Company of the terms of this Agreement, including, but not limited to, a material reduction of the Executive's duties, title, position, or compensation or (ii) the failure of the Company prior to one year before the expiration of this Agreement to offer the Executive at least a one year extension of this Agreement at his then current salary and employee benefits. An election by the Executive to terminate his employment with the Company under the provisions of this paragraph 8(c) will not be deemed a voluntary termination of employment by the Executive for the purpose of this Agreement or any plan or practice of the Company.

     (d) Notwithstanding anything to the contrary set forth herein, subject to the By-Laws of the Company, the Board will have the right by majority vote of the entire membership of the Board to terminate the Executive's employment with the Company for any reason other than Cause at any time, subject to the consequences of such termination as set forth in paragraph 9 below.

     (e) Any termination by the Company pursuant to paragraph 8(b) or paragraph 8(d) above or by the Executive pursuant to paragraph 8(c) above will be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" will mean a notice which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment with the Company under the provisions so indicated.

     (f) "Date of Termination" will mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated because of a Disability, thirty days after Notice of Termination is given (provided that the Executive will not have returned to the performance of his duties on a full-time basis during such thirty-day period), (iii) if the termination is pursuant to subparagraph 8(b)(i)(A) or 8(b)(i)(B) above, upon Notice of Termination, and (iv) if the Executive's employment is terminated for any other reason, the date thirty-one days from the date on a Notice of Termination was given (provided that the Executive has not cured the material breach to the reasonable satisfaction of the Board during the thirty-day cure period, if applicable).




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     9.   Compensation on Termination.  The parties recognize and agree that, if the Company terminates the Executive's employment during the term of this Agreement for Disability or any reason other than for Cause, or if the Executive terminates his employment during the term of this Agreement for Good Reason pursuant to paragraph 8(c) above, the actual damages to the Executive would be difficult if not impossible to ascertain and agree that the Executive's sole remedy will be a right to receive amounts determined and paid in accordance with the provisions of this paragraph 9. If Executive is terminated for Cause, he will not receive any further compensation other than accrued but unpaid Base Salary and unused accrued vacation time. In the event of the Executive's termination for Good Reason, the amount of any payment provided for in this paragraph 9 will be mitigated by the amount of compensation received by the Executive from Executive's employment in a position similar to the position held at the Company at the Effective Date; provided, however, that Executive will not be required to seek such employment.

     (a) If the Company terminates the Executive's employment with the Company during the term of this Agreement for Disability or any reason other than for Cause or subsequent to a Change in Control, or if the Executive terminates his employment with the Company during the term of this Agreement for Good Reason pursuant to paragraph 8(c) above, the Company will pay or provide the Executive, as severance pay or liquidated damages or both:

        (i) Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, together with any other amounts payable to the Executive under paragraph 6 above for periods prior to the Date of Termination;
       (ii) a lump sum payment, on the tenth day after the Date of Termination, equal to the sum of (A) the Base Salary at the rate in effect as of the Date of Termination from the Date of Termination through date for the termination of this Agreement provided in paragraph 3 above, and (B) for each year until the date for the termination of this Agreement provided in paragraph 3 above, the highest aggregate incentive award awarded to the Executive by the Company or any subsidiary of the Company with respect to the Executive's bonus during any year during any one of the two bonus periods immediately preceding the Date of Termination;
       (iii) employee benefits and service credit for employee benefits and employee benefit accruals which the Executive would have received under paragraph 6(f) above if the Executive's employment had continued under this Agreement until the later of (i) one year from the Date of Termination or (ii) the date for the termination of this Agreement provided in paragraph 3 above;
        (iv) all options held by the Executive become immediately vested and the Executive has the right to exercise the options at any time from the Date of Termination until the later of (i) one year from the Date of Termination or
(ii) the date for the termination of this Agreement provided in paragraph 3 above; and
        (v)   any amounts payable under paragraph 20 below.

     (b) If the Executive's employment terminates under any circumstance that does not entitle the Executive to payments under paragraph 9(a) above (including a termination for Cause or by reason of the death or retirement of the Executive), the Executive will not be entitled to receive any compensation under paragraph 6 accruing after the date of such termination (other than pursuant to paragraph 6(h) above if termination is for Good Reason or not for Cause) or any payment under paragraph 9(a) above (other than subparagraph 9(a)(i) or subparagraph 9(a)(v) in the case of retirement); provided, however, that in the event of the death of the Executive, the Company will pay health insurance benefits for all dependents carried under the Company's Executive's


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health plan with respect to the Executive as of the date of the Executive's death for one year, which dependents may continue such benefits thereafter in accordance with existing law and the Company's policies.

     (c) Nothing above in this paragraph 9 will deprive the Executive of any rights, payments, benefits or service credit for benefits after termination of employment which were earned pursuant to any provision of this Agreement or any plan or practice of the Company including, without limitation, any pension and welfare benefits payable pursuant to paragraph 6(f) and any legal fees and expenses payable pursuant to paragraph 20 below.

     10. Change in Control. Within thirty days after learning of a Change in Control of the Company, the Executive, in his sole discretion, may elect to either (i) terminate his employment with the Company or (ii) continue his employment with the Company. If the Executive does not inform the Company of his decision to terminate his employment therewith within thirty days of learning of a Change in Control, the Executive will be deemed to have elected to continue his employment with the Company.

     (a) If the Executive elects to terminate his employment with the Company following a Change in Control, his Date of Termination will be the date the Company receives notice of his election. Within ten days of receiving notice of the Executive's election, the Company will pay or provide the Executive, as severance pay or liquidated damages or both, the greater of
(A) the amount the Executive would be paid under paragraph 9 if he were terminated by the Company or (B) the sum of:

       (i) base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, together with any other amounts payable to the Executive under paragraph 6 above for periods prior to the Date of Termination;

       (ii) a lump sum payment equal to two hundred percent of the sum of (A) the Base Salary at the rate in effect as of the Date of Termination, and (B) the highest aggregate incentive award awarded to the Executive by the Company or any subsidiary of the Company during any year during any one of the three bonus periods immediately preceding the Date of Termination; and

       (iii)   any amounts payable under paragraph 20 below.

     (b) Notwithstanding paragraph 2 above, if the Executive elects to continue his employment with the Company following a Change in Control, the terms of this Agreement will continue in effect until the later of (i) three years from the Effective Date of this Agreement or (ii) two years from the date of the Change in Control.

     11. Default by Company. Any provision of this Agreement to the contrary notwithstanding, if, following termination of employment, the Company defaults on its obligation to pay any amount payable to the Executive or his beneficiary under paragraph 6, 9, or 10 when due and fails to remedy such default within thirty days after having received written notice from the Executive or his beneficiary, then the Company will thereupon pay to the Executive or beneficiary, as the case may be, in full discharge of its obligations to the Executive or beneficiary under this Agreement, (a) a lump sum amount actuarially equivalent (using the assumptions used at such time under the Qualified Plan in calculating the amount of lump sum payments) to the future payments otherwise payable under this Agreement to the Executive and his beneficiary, and (b) an amount equal to any and all past due payments owing to the Executive and his beneficiary under this Agreement.

     12. Indemnification. The Company will indemnify the Executive to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, for all amounts (including without limitation judgments, fines, settlement payments, expenses and attorney's fees) connected with any action, suit, investigation or proceeding arising out of or relating to the performance by the Executive of services for, or the acting by the Executive as a director, officer or employee of, the Company, or any subsidiary of the Company, or any affiliate or any other person or enterprise at the Company's request, including but not limited to those entities in which the Company has an investment, as such amounts are incurred. The Company will maintain a Directors' and Officers' Liability Insurance Policy and will use its best efforts to maintain the coverage in effect thereunder on the Effective Date, or one providing substantially similar protection to the Executive, in full force and effect, which Policy will provide minimum liability coverage in the amount carried on the Effective Date. Nothing in this paragraph 12 or elsewhere in this Agreement is intended to prevent the Company from indemnifying the Executive to any greater extent than is required by this paragraph.

     13.   Successors; Binding Agreement.

     (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such agreement will release the corporation that is the original party to this Agreement without the Executive's express written consent. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession will be a breach of this Agreement and will entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if his employment were terminated by the Executive for Good Reason or by the Company (other than for Cause pursuant to paragraph 8(b)), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective will be deemed the Date of Termination.

     (b) If the Executive should die while any amounts are due and payable to him hereunder, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive's devisees, legatee or other designee or, if there be no such designee, to the Executive's estate.

     (c) Except as to withholding of any tax under the laws of the United States or any state or locality, neither this Agreement nor any right or interest hereunder nor any amount payable at any time hereunder will be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind by the Executive or the beneficiaries of the Executive or by his legal representatives without the Company's prior written consent, nor will there be any right of set-off or counterclaim in respect of any debts or liabilities of the Executive, his beneficiaries or legal representatives; provided, however, that nothing in this paragraph 13(c) will preclude the Executive from designating a beneficiary to receive any benefit payable on his death, or the legal representatives of the Executive from assigning any rights hereunder to the person or persons entitled thereto under his will or, in case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Executive's estate.

     14. Parties. This Agreement will be binding upon and will inure to the benefit of the Company and the Executive, his heirs, beneficiaries, executors and other legal representatives.

     15.   General.
     (a) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersede any and all other agreements between the parties with respect to the subject matter hereof.
     (b) Any modification of this Agreement will not be binding unless in writing and signed by both an officer or director of the Company duly authorized to do so and the Executive.

     16. Enforceability; Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the Executive or the Company under this Agreement would not be materially and adversely affected thereby,
(a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and
(d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms as such illegal, invalid or unenforceable provision as may be possible.

     17. Notices. All notices which may be necessary or proper for either the Company or the Executive to give to the other under this Agreement will be in writing and will be delivered by hand or sent by registered or certified mail, return receipt requested, to the address set forth under the Executive's name on the last page hereof, in the case of the Executive, and will be sent in the manner described above to its principal executive offices at 969 High Ridge Road, Stamford, Connecticut 06905, Attention: General Counsel, or delivered by hand to its General Counsel, in the case of the Company, and will be deemed given when sent, provided that any Notice of Termination or other notice given pursuant to paragraph 8 above will be deemed given only when received. Either party may by like notice to the other party change the address at which he or it is to receive notices hereunder.

     18. Arbitration. Any controversy or claim arising out of, or related to, this Agreement, or the breach hereof, that is not subject to cure using the remedies provided in paragraph 7(b) above will be settled by binding arbitration in Stamford, Connecticut, in accordance with the rules then pertaining of the American Arbitration Association, and its decision will be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that, with respect to any arbitrable controversy or claim, the Executive may have the matter settled by judicial determination in lieu of arbitration by bringing a court action, if he is the plaintiff or, if he is not the plaintiff, demanding such judicial determination within the time to answer any complaint in any arbitration action that may be commenced.

     19. Governing Law. This Agreement will be governed by, and be enforceable in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

     20.   Legal Fees and Expenses.   To induce the Executive to execute this
Agreement and to provide the Executive with reasonable assurance that the purposes of this Agreement will not be frustrated by the cost of its enforcement should the Company fail to perform its obligations under this Agreement, the Company will pay and be solely responsible for all reasonable attorneys' fees and expenses and court costs when incurred by the Executive and/or his beneficiaries, heirs, executors or other legal representatives as a result of the Company's failure to perform this Agreement or any provision hereof to be performed by the Company. Such fees will be due and payable by the Company regardless of the outcome.

     21.   Definitions.   The following terms, when capitalized in this
Agreement, will have the meanings set forth or incorporated by reference in this paragraph 21.

     (a)   "Base Salary" will have the meaning set forth in paragraph 6 above.

     (b) "Board" or "Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

     (c) "Cause" will have the meaning set forth in subparagraph 8(b)(i) above.

     (d) "Change in Control" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A under the Exchange Act, whether or not the Company is subject to the Exchange Act at such time; provided, however, that without limiting the generality of the foregoing, such a Change in Control will in any event be deemed to occur if and when:
     (i) any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this paragraph 21(e), a "Person"), other than the Company or a subsidiary or employee benefit plan of the Company or subsidiary, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than twenty-five percent of the combined voting power of the Company's then outstanding securities;
     (ii) stockholders approve a merger, consolidation or other business combination (a "Business Combination") other than a Business Combination in which holders of common stock of the Company immediately prior to the Business Combination have substantially the same proportionate ownership of Common Stock of the surviving corporation immediately after the Business
Combination as immediately before;
     (iii) stockholders approve either (A) an agreement for the sale or disposition of all or substantially all of the Company's assets to any entity which is not a subsidiary of the Company, or (B) a plan of complete liquidation;
     (iv) the persons who were members of the Board of Directors immediately before a tender offer by any Person other than the Company or a subsidiary, or before a merger, consolidation, or contested election, or before any combination of such transactions, cease to constitute a majority of the Board of Directors as a result of such transaction or transactions.

     (e) "Common Stock" means common stock of the Company, par value $0.001 per share.

     (f) "Company" means Life Re Corporation, a Delaware corporation, and any successors to its business and/or assets which executes and delivers an agreement provided for in paragraph 13(a) above or which otherwise becomes bound by all the terms and conditions of this Agreement by operation of law.

     (g) "Date of Termination" will have the meaning set forth in paragraph 8(f) above.

     (h) "Designated Industry" will have the meaning set forth in subparagraph 7(A)(ii) above.

     (i) "Disability" will have the meaning set forth in subparagraph 8(b)(ii) above.

     (j) "Effective Date" means the date first set forth above, which shall begin the term of this Agreement.

     (k) "Exchange Act" means the Securities Exchange Act of1934, as amended from time to time.

     (l) "Good Reason" will have the meaning set forth in paragraph 8(c) above.

     (m)   "LTIP" will have the meaning set forth in paragraph 6(i) above.

     (n) "Notice of Termination" will have the meaning set forth in paragraph 8(e) above.

     (o) "Qualified Plan" means the Employee's Retirement Plan for Life Reassurance Corporation of America as in effect on the Effective Date.

     (p)   "SERP" will have the meaning set forth in paragraph 6(j) above.

     22. Survival of Terms. The provisions of paragraphs 6, 7, 9, 10, 11, 12, 13, 16, 17, 18, 19, and 20 will survive the termination or expiration of this Agreement.


     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its authorized representatives, and the Executive has hereunto set his hand as of the date first above written.

                                  LIFE RE CORPORATION



                                   s/
                                   Rodney A. Hawes, Jr.
                                   Chairman of the Board
                                   and Chief Executive Officer

ATTEST:



s/
Jacques E. Dubois
President and Chief Operating
Officer


                                    EXECUTIVE

                                    s/
                                    Chris C. Stroup


                                    ADDRESS: